Exhibit 99.1
Mike D. Rumbolz Appointed to the Board of Directors of
Seminole Hard Rock International
Las Vegas, February 6, 2008 — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access technology for the gaming industry, today announced Michael D. Rumbolz, CEO of Cash Systems, Inc., has been appointed to serve on the Board of Directors of Seminole Hard Rock Entertainment, Inc and as a Manager of Seminole Hard Rock International, LLC.
About the Seminole Tribe of Florida
The Seminole Tribe of Florida, through its wholly-owned subsidiary, Seminole Hard Rock Entertainment, Inc., acquired Hard Rock International in March, 2007. The Tribe operates Seminole Hard Rock Hotels & Casinos in Hollywood and Tampa, Fla. Five other Seminole Casinos are located in Coconut Creek and Hollywood, Fla., as well as in Immokalee, near Naples, on the Brighton Reservation northwest of Lake Okeechobee and on the Big Cypress Reservation south of Lake Okeechobee. The Seminole Tribe pioneered Indian Gaming with the opening of a high-stakes bingo hall in Hollywood in 1979.
About Hard Rock International
With 125 high-energy Hard Rock Cafes and nine hotels/casinos in 48 countries, Hard Rock International is one of the world’s most globally recognized brands. Beginning with an Eric Clapton guitar, Hard Rock owns the world’s greatest collection of music memorabilia, which is displayed at its locations around the globe. Hard Rock is also known for its collectible fashion and music-related merchandise, Hard Rock Live performance venues and an award-winning website. For more information on Hard Rock, visit www.hardrock.com.
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Burnsville, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
Contacts:
Don Duffy/Brian Prenoveau, CFA
Integrated Corporate Relations
203-682-8200